Exhibit 12.1 - Statement re: Computation of Ratios for the Fiscal Years Ended June 30, 2004, 2003 and 2002

                                     TENGTU
                                 RATIO WORKSHEET

                                                                        Year Ended
                                                                          June 30
                                                     -----------------------------------------------
                                                          2004              2003             2002
Earnings:
Income (loss) from continuing operations
   before income taxes                               ($73,015,718)      ($1,862,412)       1,578,108
Add:
Fixed charges as calculated below                         268,572           201,758          254,029
                                                     ------------------------------       ----------
Adjusted income (loss)                               ($72,747,146)      ($1,660,654)      $1,832,137
                                                     ==============================       ==========

Fixed charges:
Interest on indebtedness                             $     42,155       $   107,939       $  167,474
Amortization of debt discount                             226,417            93,819           86,555
                                                     ------------------------------       ----------
Fixed charges, for computation purposes              $    268,572       $   201,758       $  254,029
                                                     ------------------------------       ----------
Ratio of earnings (deficiency) to fixed charges           (270.81)            (8.23)            7.21
                                                     ==============================       ==========